FOR IMMEDIATE RELEASE

Contact:	Robert R. Spellman
(413) 665-8306

THE YANKEE CANDLE COMPANY, INC. REPORTS
RECORD FIRST QUARTER RESULTS

First Quarter Sales Up 10%, Operating Profit Up 14%,
Net Income Up 16% and EPS Up 24%

South Deerfield, Mass –April 28, 2004 – The Yankee Candle Company, Inc. (the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that financial results for the quarter ended April 3, 2004 set a new first quarter record. Total sales for the first quarter were $106.5 million, a 10% increase over the year ago quarter. Total Company comparable sales for the first quarter increased 6%. Wholesale sales were $60.6 million, a 14% increase over the year ago quarter; and wholesale comparable sales increased 10%. Retail sales were $45.9 million, a 4% increase over the fiscal 2003 first quarter. Comparable store sales in the 247 retail stores that have been open more than one year decreased 4% and comparable store sales with mailorder hub decreased 4% in the quarter. Yankee opened 14 new retail stores during the first quarter; and ended the quarter with 300 stores in 42 states.

Operating profit for the fiscal 2004 first quarter increased 14% to $18.1 million, from $15.8 million for the prior year quarter.

Net income for the fiscal 2004 first quarter increased 16% to $10.5 million, or $0.21 per common share on a diluted basis, from $9.0 million, or $0.17 per common share on a diluted basis for the prior year quarter.

“I am very pleased and proud that our new fiscal year has begun with strong first quarter results; and equally proud of the Yankee team that worked so diligently to deliver these results” said Craig W. Rydin, Yankee’s Chairman and Chief Executive Officer. “We achieved the high end of our total sales and earnings per share guidance; and leveraged the 10% total sales growth to increase gross profit dollars and rate by 12% and 90 basis points respectively, and operating profit dollars and rate by 14% and 60 basis points respectively.”

The Company also provided information on several balance sheet matters. Inventory growth exceeded sales growth and the Company’s original plan due primarily to advancing the build-up of raw materials and finished goods for the new YC candle line. The Company noted this inventory build was a timing matter and should not change inventory projections for the last three quarters of fiscal 2004. The decline in Stockholders’ Equity since year end 2003 was due to stock repurchase activity, offset in part by first quarter net income. The $16.7 million decline in accrued income taxes since year end 2003 was due primarily to the payment of approximately $20.1 million of federal and state income taxes in March, offset in part by the income tax provision for the first quarter.

During the fiscal 2004 first quarter the Company purchased a total of 806,100 shares of its Common Stock for an aggregate purchase price of $22.8 million, pursuant to its stock repurchase program announced on February 18, 2004.

A portion of the funds for the share repurchase came from the Company’s revolving credit facility. While this facility is due to expire in July, 2004, the Company is in active negotiations to replace this facility with one that will satisfy its needs for the foreseeable future. The Company expects to have the new facility in place prior to June 1, 2004.

The Company also updated its sales and EPS guidance for fiscal 2004. For the full year the Company expects approximately 10% — 12% total sales growth, including 10% — 12% in the second quarter. For the full year the Company expects 18% — 21% growth in diluted earnings per share, including 23% — 31% in the second quarter. The diluted earnings per share guidance incorporates the net benefit (higher interest expense on revolver borrowings and fewer shares outstanding) of the share repurchase activity in the first quarter.

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2004 first quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the growing giftware industry. Yankee has a 34 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its candles through a North American wholesale customer network of approximately 15,000 store locations, a growing base of Company owned and operated retail stores (300 located in 42 states as of April 3, 2004), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and through its distribution center located in Bristol, England.

This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2004 and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. And Subsidiaries

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	April 3, 2004			Mar. 29, 2003
Sales:
Retail	$45,904	43.09%		$44,016	45.35%
Wholesale	60,615	56.91		53,036	54.65

Total sales	106,519	100.00		97,052	100.00
Cost of sales	47,372	44.47		44,078	45.42

Gross profit	59,147	55.53		52,974	54.58
Selling expenses:
Retail	24,571	53.53	(A)	22,194	50.42	(A)
Wholesale	3,281	5.41	(B)	2,506	4.73	(B)

Total selling expenses	27,852	26.15		24,700	25.45
General and administrative expenses	13,240	12.43		12,448	12.83

Income from operations	18,055	16.95		15,826	16.31
Interest income	(5)	0.00		(3)	0.00
Interest expense	809	0.76		786	0.81
Other (income) expense	(92)	-0.09		126	0.13

Income before provision for income taxes	17,343	16.28		14,917	15.37
Provision for income taxes	6,850	6.43		5,892	6.07

Net income	$10,493	9.85%		$9,025	9.30%

Basic earnings per share	$0.21			$0.17

Diluted earnings per share	$0.21			$0.17

Weighted average basic shares outstanding	50,281			54,193

Weighted average diluted shares outstanding	50,692			54,568

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS
	April 3, 2004	Jan. 3, 2004
	(unaudited)
Current Assets:
Cash and cash equivalents	$15,689	$40,730
Accounts receivable, net	29,517	24,251
Inventory	50,481	42,186
Prepaid expenses and other current assets	8,384	6,608
Deferred tax assets	3,128	3,128

Total current assets	107,199	116,903
Property, Plant And Equipment, net	112,984	114,774
Marketable Securities	1,954	1,604
Deferred Financing Costs	359	588
Deferred Tax Assets	96,995	100,346
Other Assets	468	466

Total Assets	$319,959	$334,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,092	$23,527
Accrued payroll	9,317	13,348
Accrued income taxes	5,329	22,025
Other accrued liabilities	10,270	15,168
Long-term debt	90,500	65,000

Total current liabilities	133,508	139,068
Deferred Compensation Obligation	1,754	1,525
Deferred Rent	4,496	3,815
Stockholders’ Equity	180,201	190,273

Total Liabilities And Stockholders’ Equity	$319,959	$334,681

The Yankee Candle Company, Inc.
April 28, 2004 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	14	14	300
Wholesale Customer Locations — North America	400	400	15,100
Wholesale Customer Locations — Europe	100	100	2,000
Square Footage — Gross	21,014	21,014	584,066
Square Footage — Selling	16,892	16,892	462,575
Total Company Comp Sales Increase %	6%	6%
Wholesale Comp Sales Increase %	10%	10%
Retail Comp Store Sales Increase %	-4%	-4%
Retail Comp Store Count	247		247
Retail Comp Store & Hub Sales Increase %	-4%	-4%
Sales per Square Foot(1)		$610
Store Count		251
Gross Profit *
Retail $	$30,581	$30,581
Retail %	66.62%	66.62%
Wholesale $	$28,566	$28,566
Wholesale %	47.13%	47.13%
Segment Profit *
Retail $	$6,010	$6,010
Retail %	13.09%	13.09%
Wholesale $	$25,285	$25,285
Wholesale %	41.71%	41.71%
Depreciation & Amortization *	$5,107	$5,107
Inventory per Store	$53,000
Inventory Turns	4.1	4.7 (2)
Capital Expenditures *	3,000	3,000

*	Dollars in thousands

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.

(2)	Rolling four quarters.